Exhibit 99.3

NEWS RELEASE

A SECOND PROXY ADVISOR, GLASS LEWIS RECOMMENDS GOLDEN QUEEN SHAREHOLDERS VOTE FOR THE TRANSACTION

Vancouver, BC – May 6, 2019 Golden Queen Mining Co. Ltd. (TSX:GQM, OTCQX:GQMNF) (“Golden Queen” or the “Company”) is pleased to announce that a second independent proxy advisory firm, Glass Lewis & Co., LLC (“Glass Lewis”), has recommended that shareholders vote FOR the Transaction Resolution.

Glass Lewis’ endorsement follows a report by another leading independent proxy advisor, Institutional Shareholder Services Inc. (“ISS”), that also recommends shareholders vote in favour of the Transaction Resolution. Golden Queen disclosed ISS’ recommendation on May 2, 2019.

Glass Lewis is an independent, third party, proxy advisory firm who, among other services, provides proxy voting recommendations to pension funds, investment managers, mutual funds and other institutional shareholders.

In their report Glass Lewis states “Though the implied transaction value seems less attractive than the Company’s unaffected trading value, the alternative – bankruptcy – is certainly the least appealing option for disinterested shareholders. We support the independent board's unanimous assessment that the proposed transaction represents the only reasonable path forward for shareholders. We recommend that shareholders vote FOR this proposal”

We remind shareholders that the cut-off for voting is 10:00 a.m. (Pacific time) on May 9, 2019.

HOW TO VOTE

Registered shareholders (those who hold shares in their name and represented by a physical certificate or through the Direct Registration System) may vote by mail, internet, telephone or in person at the Annual General and Special Meeting. In the interest of time, shareholders are encouraged to vote via the internet or by telephone as follows:

Internet: vote online at www.investorvote.com, using the control number located on your proxy (which you received in the mail)

Telephone: Call 1-866-732-VOTE (8683) toll free

Beneficial shareholders (those who hold shares through a bank, broker or other intermediary) will have different voting instructions provided to them and should follow the instructions found on their voting instruction form.

Internet: vote online at www.proxyvote.com, using the control number located on your voting instruction form (which you received in the mail)

Telephone: Call the number provided on your voting instruction form.

Shareholders who have questions or have not received their proxy or voting instruction form may contact the Company’s Proxy Solicitation Agent:

Laurel Hill Advisory Group

Toll free: 1-877-452-7184 or 416-304-0211 (Collect Outside North America)

Email: assistance@laurelhill.com

Shareholders are encouraged to review the Company’s management information circular dated April 10, 2019 which provides details of the Meeting to be held at 2300- 1066 West Hastings Street, Vancouver, BC on May 13, 2019 at 10 a.m. (Pacific Time)

A copy of the Circular and related documents have been mailed to the Company’s shareholders. Copies of the Circular and related documents can be obtained via SEDAR (www.sedar.com) or by contacting Laurel Hill Advisory Group toll-free at 1-877-452-7184 or at 416-304-0211 or by email at assistance@laurelhill.com.

Shareholder participation at this Meeting is very important and the Board encourages all shareholders to vote their proxy forms.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RESOLUTIONS

YOUR VOTE IS IMPORTANT - PLEASE VOTE TODAY

About Golden Queen Mining Co. Ltd.

Golden Queen is a gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.  The mine also produces aggregate rock.

For further information, please contact

Brenda Dayton

Telephone:  778.373.1557

Email:  bdayton@goldenqueen.com